Exhibit 15.1

April 30, 2025

The Board of Directors and Shareholders of

Atmos Energy Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Atmos Energy Corporation for the registration of 2,000,000 shares of its common stock of our report dated February 4, 2025 relating to the unaudited condensed consolidated interim financial statements of Atmos Energy Corporation that are included in its Form 10-Q for the quarter ended December 31, 2024.

/s/ ERNST & YOUNG LLP

Dallas, Texas